INSIDER TRADING POLICY

PURPOSE AND SCOPE

This Insider Trading Policy (this “Policy”) provides guidelines regarding transactions in the securities of La-Z-Boy Incorporated (“La-Z-Boy”). The La-Z-Boy Board of Directors has adopted this Policy, effective February 27, 2024, to promote compliance by La-Z-Boy “Insiders” (as defined below) with applicable laws that prohibit certain persons who are aware of “Material Nonpublic Information" (as defined below) about a company from: (i) trading in “Securities” (as defined below) of that company; or (ii) providing Material Nonpublic Information to other persons who may trade on the basis of that information.

DEFINED TERMS

Corporate Secretary: the Secretary of La-Z-Boy.

Family Members: Anyone who lives in your household, and any members of your family who do not live in your household but whose transactions in La-Z-Boy Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in La-Z-Boy Securities (as defined below).

Insiders: All directors and employees of La-Z-Boy and its subsidiaries and such persons’ Family Members.

Restricted Insiders: Members of the La-Z-Boy Board of Directors, corporate officers of La-Z-Boy and its subsidiaries, and certain other employees of La-Z-Boy and its subsidiaries who may be notified from time to time by the Corporate Secretary that they are Restricted Insiders.

Material Nonpublic Information: Any information that a reasonable investor would consider important in making a decision to purchase, hold, or sell Securities that has not been disclosed generally to the investing public in a manner that complies with applicable securities laws (e.g., by a widely-disseminated press release or in a report furnished or filed with the U.S. Securities and Exchange Commission (the “SEC”)). Although it is not possible to list all types of material information, the following are examples of the types of information that are particularly sensitive and should be treated as material:

•actual or projected sales, earnings/loss or profit margin data (whether on a consolidated or divisional basis);
•the decision to institute or suspend earnings guidance, or a change to previously announced earnings guidance;
•a pending or proposed restructuring initiative;
•a pending or proposed merger, acquisition, tender offer, joint venture or significant change in assets;
•a significant balance sheet change;

•a bank borrowing or other financing transaction outside of the ordinary course;
•an impending bankruptcy or the existence of severe liquidity issues;
•a significant related party transaction;
•events regarding La-Z-Boy’s Securities (such as stock splits or changes in dividends, defaults on senior securities, calls of securities for redemption, repurchase plans, changes in the rights of security holders or public or private sales of additional securities);
•a significant shift in stock ownership;
•a change in senior management;
•pending or threatened significant litigation, or the resolution of such litigation;
•development of a significant new product or service;
•a major change in marketing;
•a dangerous product malfunction or serious product deficiency;
•a major change in physical facilities;
•a significant cybersecurity event;
•a significant change in La-Z-Boy’s pricing or cost structure;
•the gain or loss of, or other development regarding, a significant customer or supplier; or
•a change in auditors or an auditor’s notification that La-Z-Boy may no longer rely on the auditor’s report.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until one full trading day has passed after the day on which the information is released. For example, if the Company announces financial results on Tuesday after market close, the window period will begin at market open on Thursday.

If an Insider has a question as to whether certain information is material or nonpublic, such Insider should not trade on or communicate the information to anyone without the prior written approval of the Corporate Secretary.

Securities: Includes common stock, preferred stock, bonds, notes or debentures (including convertible debt securities), put options, call options or other derivative securities (including derivative securities that are not issued by the company, such as exchange-traded put or call options or swaps) and other marketable securities of a company.

THE POLICY

General Prohibition on Insider Trading.

No Insider shall, directly or indirectly, engage in any transactions (including gifts) involving any Securities issued by La-Z-Boy when that Insider possesses Material Nonpublic Information concerning La-Z-Boy unless such trade is made pursuant to a properly qualified, adopted and approved Rule 10b5-1 plan. Also, no Insider shall, directly or indirectly, engage in any transactions in another company’s Securities while in possession of Material Nonpublic Information concerning that company when that information was obtained in the course of employment with, or the performance of services to or on behalf of, La-Z-Boy.

Prohibition on Tipping Information to Others.

Insiders are prohibited from disclosing Material Nonpublic Information to others who might use it for trading or pass it along to others who might trade. This practice, known as “tipping,” can result in liability for the Insider even though the Insider did not personally trade. For purposes of this Policy, this prohibition applies whether or not the Insider receives any benefit or gain from the person who did trade.
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Other Prohibited Transactions.

The Company has determined that there is a heightened legal risk and could be the appearance of improper or inappropriate conduct if Insiders engage in certain types of transactions in La-Z-Boy Securities. Therefore, Insiders may not engage in any of the following transactions with respect to La-Z-Boy Securities:

(a) short sales (i.e., the sale of a Security that the seller does not own);
(b) buying or selling La-Z-Boy options (other than stock options granted pursuant to La-Z-Boy’s long-term incentive plans), including puts or calls;
(c) holding La-Z-Boy Securities in margin accounts and/or pledging La-Z-Boy Securities as collateral;

(d) hedging transactions, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any La-Z-Boy Securities; and

(e) placing standing or limit orders with a broker to buy or sell La-Z-Boy Securities that have a duration beyond a valid “Trading Window” (as defined below) (other than when such orders are made pursuant to a Rule 10b5-1 plan).

If an Insider has questions regarding whether a contemplated transaction falls into a prohibited category, please contact the Corporate Secretary for guidance.

Trading Windows for Restricted Insiders.

Restricted Insiders may trade in La-Z-Boy Securities only during an open trading window (a “Trading Window”). Trading Windows will generally not open until one full trading day has passed following La-Z-Boy’s public release of its earnings release with respect to its quarterly or annual financial results. The Trading Window following La-Z-Boy’s release of its annual results shall remain open for twenty (20) calendar days. In connection with the other three releases of quarterly financial results, the Trading Windows shall remain open for thirty (30) calendar days. During all other times, Restricted Insiders are prohibited from trading in La-Z-Boy Securities unless such transactions occur pursuant to a valid pre-existing Rule 10b5-1 plan as described in this Policy below. In addition to the foregoing Trading Windows, from time to time, upon prior notice to the persons affected, the Corporate Secretary may impose event-specific special blackout periods during which Restricted Insiders are prohibited from trading in La-Z-Boy Securities.

Mandatory Preclearance of Transactions by Restricted Insiders.

Except with respect to transactions made pursuant to a properly qualified, adopted and approved Rule 10b5-1 plan, Restricted Insiders must receive preclearance from the Corporate Secretary prior to executing any transactions in La-Z-Boy Securities, even during an open Trading Window. A request for preclearance to trade in La-Z-Boy Securities should be submitted to the Corporate Secretary at least one business day in advance of the proposed transaction. If the requestor becomes aware of Material Nonpublic Information concerning La-Z-Boy before the trade is executed, any preclearance shall then be void and it is incumbent on the requestor to ensure that the trade is not completed. Transactions not effected within five business days become subject to pre-clearance again. If a Restricted Insider seeks preclearance and permission to engage in the transaction is denied, then he or she is prohibited from initiating the
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proposed transaction in La-Z-Boy Securities and should not inform any other person of the denial (other than as necessary to ensure that the proposed transaction is not initiated).

The Corporate Secretary may request that a Restricted Insider submit a copy of any trade order or confirmation relating to the purchase or sale of La-Z-Boy Securities within one business day of any such transaction. This information is necessary to enable La-Z-Boy to monitor trading by Restricted Insiders and ensure that all such trades are properly reported.

Certain Transactions Not Subject to Trading Restrictions.

(a) Stock Option Exercises. This Policy does not apply to the purchase of stock through the exercise of an employee stock option acquired pursuant to La-Z-Boy’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have La-Z-Boy withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

(b) Vesting of Restricted Stock. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of previously restricted stock.

(c) 401(k) Plan. This Policy does not apply to purchases of La-Z-Boy Securities in the La-Z-Boy 401(k) plan resulting from the periodic contribution of money to the plan pursuant to an Insider’s payroll deduction election. This Policy does apply, however, to an intra-plan transfer of an existing account balance out of or in to the Company stock fund or an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance.

(d) Dividend Reinvestment Plan. This Policy does not apply to purchases of La-Z-Boy Securities under the Company’s dividend reinvestment plan resulting from reinvestment of dividends paid on La-Z-Boy Securities. This Policy does apply to an initial decision to elect dividend reinvestment and to additional voluntary contributions to such plan. Elections by Restricted Insiders to join the dividend reinvestment plan must be made during an open Trading Window.

(e) Approved Rule 10b5-1 Plans. Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provides an affirmative defense against a claim of insider trading if an Insider’s trades are made pursuant to a written plan that was adopted in good faith at a time when such Insider was not aware of Material Nonpublic Information. Insiders may trade in La-Z-Boy Securities pursuant to a Rule 10b5-1 plan provided that such Rule 10b5-1 plan (i) is entered into in good faith and at a time when the Insider is not in possession of Material Nonpublic Information concerning La-Z-Boy, (ii) complies with the requirements of Rule 10b5-1, (iii) meets the requirements of La-Z-Boy’s Guidelines for 10b5-1 plans (attached hereto as Exhibit A), and (iv) has been approved in advance, in writing, by the Corporate Secretary. Restricted Insiders may only enter into Rule 10b5-1 plans during a Trading Window. Note that trades made pursuant to Rule 10b5-1 plans must still be reported to the Corporate Secretary within one business day of any such transaction.

(f) Other Trading Plans

In certain limited circumstances, La-Z-Boy may permit trading by Insider’s pursuant to other pre-established trading arrangements. Any such trading arrangement must be expressly authorized in advance of adoption by the Corporate Secretary.

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Personal Responsibility for Compliance with this Policy.

The ultimate responsibility for adhering to this Policy and avoiding improper trading rests exclusively with each Insider. Individuals who trade on Material Nonpublic Information (or tip such information to others who trade) can be liable for civil and criminal fines, penalties and imprisonment, in addition to legal and disciplinary action by La-Z-Boy, including dismissal for cause. Any action on the part of La-Z-Boy, the Corporate Secretary, or any other La-Z-Boy employee pursuant to this Policy does not in any way constitute legal advice or insulate an Insider from liability under applicable securities laws.

Applicability to Former Employees and Directors.

This Policy may continue to apply to transactions in La-Z-Boy Securities even after an employee’s employment with La-Z-Boy ends. Anyone who possesses Material Nonpublic Information when leaving the employment of La-Z-Boy is prohibited from trading in La-Z-Boy Securities until that information has become public or is no longer material. Also, this Policy will continue to apply to Restricted Insiders for a period of time after their status with La-Z-Boy terminates. Upon termination of their status with La-Z-Boy, Restricted Insiders are no longer required to engage in transactions in La-Z-Boy Securities exclusively during a Trading Window, but all other aspects of this Policy (including mandatory preclearance of any transactions in La-Z-Boy Securities) shall apply until the commencement of the Trading Window following the public release of earnings for the fiscal quarter in which the Restricted Insider’s status with La-Z-Boy terminates.

Policy Interpretation Assistance.

The Corporate Secretary is responsible for interpreting and updating this Policy as required. The Corporate Secretary may authorize variances in the procedures set forth in this Policy, provided that those variances are consistent with the general purpose of this Policy and applicable securities laws. Any such variance must be confirmed in writing. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Corporate Secretary.

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EXHIBIT A
Guidelines for Rule 10b5-1 Plans

Certain employees and directors of La-Z-Boy are exposed to important information that is not known outside of the company. For example, they know about our financial results before they are announced publicly. Under the securities laws, having such “insider” knowledge places certain restrictions on the ability of those Insiders to trade in La-Z-Boy Securities, such as our common stock. Capitalized terms not defined in these guidelines shall have the meaning as provided in the La-Z-Boy Insider Trading Policy.

Under the securities laws and La-Z-Boy’s Insider Trading Policy, all Insiders are prohibited from trading in La-Z-Boy Securities when they are in possession of Material Nonpublic Information about La-Z-Boy. We have therefore defined specific Trading Windows set forth in our Insider Trading Policy during which trading is generally permitted for directors and key employees who are designated as Restricted Insiders (provided that such Restricted Insider does not possess Material Nonpublic Information at such time). Outside of these Trading Windows, Restricted Insiders are not permitted to trade in La-Z-Boy Securities.

This approach helps to protect La-Z-Boy and Restricted Insiders from the risk of violating the insider trading laws. However, it also imposes significant limitations on the ability of Restricted Insiders to trade in La-Z-Boy Securities, which can make it difficult for to execute timely financial decisions consistent with each person’s personal needs and circumstances.

To give employees who are subject to trading blackouts, or Restricted Insiders, more flexibility in terms of trading in La-Z-Boy stock, we allow them to put formal written plans in place to facilitate the purchase or sale of La-Z-Boy Securities. These plans, known as Rule 10b5-1 plans, make it possible for Restricted Insiders to trade in La-Z-Boy Securities according to their own personal investment plan schedules, while reducing their risk of allegations of insider trading.

Overview of Rule 10b5-1 Plans

With a Rule 10b5-1 plan, Restricted Insiders are permitted to schedule the purchase and sale of La-Z-Boy Securities — even outside of company Trading Windows — as long as those Restricted Insiders are adopting the Rule 10b5-1 plan in good faith and do not have knowledge of Material Nonpublic Information at the time the Rule 10b5-1 plan is put in place. The Restricted Insider will be making a decision, at a time when she does not have Material Nonpublic Information, as to when and at what price she wants to sell or buy La-Z-Boy Securities in the future. A simple example of a Rule 10b5-1 plan might read as follows: Sell 1,000 shares of La-Z-Boy common stock on the first day of each quarter, at a price no lower than $35 per share. There is a lot of flexibility in the plan design, but all the requirements described below must be strictly followed.

A Rule 10b5-1 plan is a binding contract, and once the plan is adopted, the Restricted Insider is not permitted to exercise any further influence over the amount of Securities to be traded, the price at which they are to be traded or the date of the trade under the plan. Also, once a Rule 10b5-1 plan is in place, the Restricted Insider should not trade in La-Z-Boy Securities that are subject to that Plan, even during open Trading Windows, except with the prior written approval of La-Z-Boy’s Corporate Secretary.

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Requirements of Rule 10b5-1 Plans

To be effective, a Rule 10b5-1 plan must:

1.Include representations that (a) you are not aware of Material Nonpublic Information at the time of adoption and (b) you are entering into the plan in good faith, and not as part of a plan or scheme to shield trades that would otherwise be considered violations of the insider trading laws;

2.Specify the beginning and end dates for the plan; and

3.Specify either (a) the amount and price of the Securities to be purchased or sold and the dates for such purchases or sales, or (b) a formula that determines the amount and price of the Securities to be purchased or sold and the dates for such purchases or sales.

To ensure that all requirements are met, La-Z-Boy requires that all Rule 10b5-1 plans must:

1.Be established only during an open Trading Window and when you are not otherwise subject to a blackout period;

2.Be put in place only at a broker acceptable to La-Z-Boy’s Corporate Secretary;

3.Be reviewed by La-Z-Boy’s Corporate Secretary before they are put in place;

4.Be subsequently modified only during an open Trading Window and with approval from La-Z-Boy’s Corporate Secretary;

5. If modified, the plan as modified must meet all requirements of a newly adopted plan, as if adopted on the date of modification;

6.Not permit sales of La-Z-Boy stock to levels below the employee’s applicable stock holding requirement, if any;

7.Comply with the following “cooling-off” periods:

a.For La-Z-Boy Directors and Section 16 officers, provide that no trade under a Rule 10b5-1 plan may be triggered earlier than the later to occur of (i) 90 days after the date the Rule 10b5-1 plan is executed, or (ii) 2 business days after the filing of La-Z-Boy’s Form 10-Q (or Form 10-K for any plan executed during the fourth fiscal quarter) for the fiscal quarter in which the plan was executed, up to a maximum of 120 days after the date the plan is executed; or

b.For other Insiders, provide that no trade may be triggered earlier than 30 days after the date the Rule 10b5-1 plan is executed;

8.Be the sole outstanding Rule 10b5-1 plan for such Insider, unless an exception is approved in advance by La-Z-Boy’s Corporate Secretary, after evaluating whether any such additional plan would be permitted by Rule 10b5-1; and

9.Be, if such Rule 10b5-1 plan is a single-trade plan, the sole single-trade plan within any consecutive 12-month period.

Additionally, La-Z-Boy requires that you act in good faith with respect to the Rule 10b5-1 plan for the entire duration of the plan.

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Process for Creating a Rule 10b5-1 Plan

The process for creating a Rule 10b5-1 plan is relatively simple.

1.Contact your Broker and ensure that they have experience with Rule 10b5-1 plans, and that they have specialized resources available to help you. Working with your broker, you will develop the terms of a Rule 10b5-1 plan that meets your individual needs and document it using the broker’s standard template.

2.Once your plan is drafted, you will need to review it with La-Z-Boy’s Corporate Secretary to ensure that it meets all of the necessary requirements. It will be necessary for you to e-mail a copy of the draft to uzma.ahmad@la-z-boy.com. You should feel free to call our Corporate Secretary with any questions you may have at (734) 384-5728. All Rule 10b5-1 plans must be submitted for approval at least three business days prior to the date you intend to enter into the Rule 10b5-1 plan.

3.After it is approved by the Corporate Secretary, he will send confirmation of approval to your broker, and your Rule 10b5-1 plan will then go into effect in accordance with its terms. A copy of the finalized plan will be maintained by both the Corporate Secretary’s office and La-Z-Boy’s Compensation and Benefits group.

4.If you are one of La-Z-Boy’s directors or a Section 16 officer, please note that a Rule 10b5-1 plan does not relieve you of the requirements of Rule 144, short-swing profit rules, or timely Form 4 filings. Your broker will assist you with the required Form 144 filings, and La-Z-Boy will assist you with the required Form 4 filings provided information regarding your trading activity is provided to us in the manner contemplated by this Insider Trading Policy. If you have any questions, please contact La-Z-Boy’s Corporate Secretary.
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